Exhibit 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2015 Earnings

Conference Call Transcript March 2, 2016

Operator: Greetings, and welcome to the American Eagle Outfitters, Inc. Fourth Quarter 2015 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. If you would like to enter the Q&A session, you may push star, one on your telephone keypad now. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Judy Meehan. Thank you. You may now begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good afternoon, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Mary Boland, Chief Financial and Administrative Officer. Also joining us for Q&A today is Michael Rempell, Chief Operations Officer.

Before we begin today’s call, I need to remind you that we’ll make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings.

Our comments today include non-GAAP adjustments. Please refer to the tables attached to the press release. We also have posted a financial supplement with additional financial details on our website.

And now, I’ll turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay. Thanks, and good afternoon, everyone. I’m extremely pleased with how the company delivered in 2015. In a tough retail environment, we had consistent top line growth and significant margin expansion. Total sales rose 7%, fueling a 73% increase in EPS to $1.09.

I’m proud of how far we’ve come over the past two years. The strategic priorities put in place resulted in a strong year and enabled us to manage well through a more challenging retail landscape in the fourth quarter. As I reflect back, there were a number of highlights across the business in 2015.

The American Eagle team made significant improvement to the merchandise with upgraded quality, compelling styles, and innovation. AE continued to lead the market in overall bottoms including jeans. We took our iconic denim collection and made it even better. We also saw a good response across a number of categories. As a result, we achieved higher average selling prices and stronger margins.

The Aerie brand really took off in 2015, exceeding our expectations. Congratulations to the team for a record year and strong profitability. Aerie’s well assorted collection and innovative #AerieREAL campaign are distinguishing the brand in the marketplace. We continue to see traffic increases both online and in stores as well as we have consistently gained new customers.

Across brands, the direct business increased over 20%, driving more than $110 million of sales growth. Our investments in technology upgrades and omni tools are delivering. Ship from Store contributed about 20% of the digital business in the fourth quarter, much of which was incremental. The team’s execution has been terrific. We seamlessly processed record volumes during peak shopping periods and shipped all orders from our distribution center within 24 hours. Approximately, 90% of those orders were received by customers within three days. We will continue to maximize our digital business and improve the customer experience. In 2015, we were thrilled to add Tailgate and Todd Snyder to our portfolio. The acquisition delivers long-term wins for AEO including Todd’s strong creative vision and talent as well as exciting new growth vehicles.

On the financial side, we managed the business well. Operating costs and inventories were well controlled. We leveraged expense and delivered higher merchandise margins. We ended the year in excellent financial condition with $260 million in cash and no debt. We also invested $153 million of capital into the business and returned cash to the shareholders. In 2015, we repurchased 15.6 million shares for $227 million and paid out $97 million in dividends. Since 2010, we have returned over $1.6 billion to shareholders in the form of dividends and buybacks.

While Mary will go through the details of the fourth quarter, we achieved a solid performance in a challenging macro landscape. In the quarter, we faced choppy mall traffic, unseasonable weather, and a highly competitive retail climate. This prevented us from significantly reducing promotions late in the quarter. Yet, we managed the business well, achieving 4% comp growth, and EPS of $0.42, up 17% to last year.

We are highly focused on moving our priorities forward in 2016. We’re optimistic about the future and have many opportunities. Yet, we continue to face macro challenges. Our near-term priorities are aimed at addressing these issues head-on. Starting with product, in today’s highly competitive market, it’s absolutely critical to offer our customers something special and new throughout the year. We’re committed to maintaining our leadership position in product, continuously delivering compelling, innovative collections.

Next, customer acquisition is a top priority in 2016. We must do a better job bringing new customers to our brands. To that end, AE will launch a new marketing campaign designed to strengthen engagement, create a stronger emotional connection, and build its global brand presence. As more and more of our tech-driven customers fuel our online business, we will prioritize site optimization and mobile capabilities.

We aim to create the absolute best shopping experience for our customers. For the American Eagle brand, we will focus on the store fleet, identifying opportunities to consolidate locations. We will fuel growth for the Aerie brand. Our priorities is to continue to Aerie’s digital business, open additional side-by-side locations, and new freestanding stores. Lastly, we’ll continue to strive for operational excellence across our organizations.

To conclude, I’m extremely optimistic about the future. We have strong brands and outstanding talent. I look forward to another great year. Thanks. And now I’ll turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. The American Eagle brand had an excellent year, posting a 7% increase in comparable sales and higher profitability. Our vision and priorities entering the year were on target. Greater quality and value combined with innovation in fabrics and styles infused across the collections struck a positive chord with the customers. Congratulations and thanks to the team for delivering an outstanding year.

The fourth quarter marked our fifth consecutive quarter of year-over-year sales and earnings growth. We managed well through headwinds, including mall traffic and unseasonable weather. Our collections were well received and we outpaced much of the specialty apparel market. We delivered a positive 3% comp, with both genders up to last year. Women’s continued to show solid growth, led by denim, woven and knit tops, dresses and pants. Men’s saw strength across denim, pants, knit tops and shirts. Merchandise margin increased over last year, driven by improved product costs, more full priced sales and reductions in markdowns.

During the quarter, we were able to reduce all store promotions by a few days compared to last year. Our digital business was terrific with a strong increase in traffic and a higher basket size. Looking ahead, we are focused on fueling momentum and broadening AE’s appeal. We aim to be the leading casual apparel destination. Specifically, we will focus on the following. First, driving ongoing product innovation. We will raise the bar across more categories. Our results to-date have been highly effective with broad-based strength across categories. So far this spring, we are seeing product momentum continue even as we lap improvements from last year. We see plenty of additional opportunities that add more to the merchandise, elevating style, offering great value, while ensuring quality. With product improvements and strong inventory controls, we expect to see AUR growth this year. We’re also putting a greater emphasis on outfitting and looking for add-on product expansion.

Second, from a position of product strength and leadership, we look to broaden the appeal of our brand. We are reengineering our marketing to strengthen brand messaging and build a reputation for quality, style, and innovation. Together, with an external agency, we are planning to launch a comprehensive campaign this fall.

Third, as we broaden the scope of our customer base, international expansion is a priority. We have extraordinary potential to grow the AE brand over the next several years, leading with digital.

Fourth, we are excited to open our second Tailgate college store this spring which will also feature AE jeans. And hopefully, you saw Todd’s show-stopping end to New York Fashion Week several weeks ago. We look forward to the incredible potential Todd and team bring to AEO.

Last, although it’s still early in the quarter, we’ve seen very good results in our spring business with strength across a number of categories. We expect to deliver growth over a terrific first quarter last year and we’ll continue to drive positive trends and build on our success.

Thanks. And now I’ll turn it over to Jen.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Thanks, Chad, and good afternoon, everyone. I’m excited to be here to talk about another strong quarter as we complete a fantastic year for Aerie. In 2015, we delivered double-digit comps in all four quarters and our results ramped up as the year progressed. The team did a great job improving our collections and seasonal stories over the course of the year. Profitability expanded compared to last year and we continued to benefit from scaling up the business while increasing productivity.

During the quarter, comparable sales rose 26%, marking our seventh consecutive period for positive comps and earnings growth. We saw strong online traffic and consistent growth in our digital business, with sales increasing over 40% in the fourth quarter.

I am also extremely pleased to see positive store traffic which clearly outpaced the mall. We grew our active customer base by over 12% for the year as a result of great product, fresh marketing, and broader digital and store reach.

Our fourth quarter holiday collections were well received by our customers. We saw positive comps nearly in all categories. Our major businesses including bras, undies and apparel increased by over 30%, and new offerings such as bralettes, swim and sleep drove incremental business. As we enter spring, I feel really good about our assortment. Our spring trans-line performed extremely well in January, and that momentum has continued into first quarter.

Now looking at the year ahead, I’d like to talk through our key focuses. From a product perspective, we will continue to drive innovation and enhance our quality and design to maintain momentum. We will further develop novelty businesses and expand offerings to include new categories as well as additional sizes and broader online assortments.

Financially, we will aim to further strengthen our margins. We will take advantage of cotton and product cost opportunities, reduce markdowns, and implement a more strategic approach to fabric and chase capabilities.

Next, digital and store growth are key to brand expansion and new customer acquisition. We see ongoing growth as we ramp our digital marketing and broaden online offering and more proactive in our customer outreach.

Selective store growth is also key. The financials of the new store format are very, very compelling. Based on the success, we plan to open 10 standalones and 25 side-by-sides in new and underpenetrated markets.

Marketing is also a major priority as we engage our customers in a unique way. The #AerieREAL campaign is a point of differentiation and has created a strong connection with young women. With growing increased and increased customer engagement, media impressions specifically on the #AerieREAL campaign rose to 4 billion in 2015, up dramatically from last year. We put the real concept at the center of everything we do. We will continue to build on this message, such as our current Strong, Beautiful, ME campaign.

Now, before I hand it over to Mary, I’d like to once again congratulate and thank my team for delivering a fabulous year. I’m thrilled with our execution, and I’m excited about many opportunities ahead of us. Thanks. And now I’ll turn it over to Mary.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thanks, Jen, and good afternoon, everyone. In what proved to be a challenging holiday season, I’m pleased that we were able to deliver a solid fourth quarter financial performance. Although we did not reduce our promotional activity as much as we had hoped to, markdowns still improved and we drove a stronger top line. The top line was fueled by the strength of our direct business and positive comps for both brands.

Now looking at the details of the quarter, total net revenue increased 3% to $1.1 billion. Consolidated comparable sales increased 4%. By brand, AE comps were up 3% and Aerie increased 26%. On a consolidated basis, traffic increased in the quarter. The average transaction value was up in the mid-single-digits, driven by a low-single-digit increase in the average unit retail price and higher units per transaction. The strength in our AUR was driven by less markdowns and a favorable sales mix. Additional sales information can be found on page eight of the presentation. Total gross profit increased 3% to $388 million. The gross margin remained flat to last year at a rate of 35.1%. A slight reduction in markdowns, favorable product costs, and lower rent expenses were offset by higher incentive costs. Delivery expenses related to a strong direct business also increased.

As a rate to revenue, SG&A leveraged 10 basis points to 21.1%. SG&A dollars increased 3% to $233 million. Incentive costs and planned investments in digital marketing were offset by a one-time gain on the sale of the previously closed Warrendale distribution center. Depreciation and amortization increased to $39 million and deleveraged 10 basis points to 3.5% as a rate to revenue. Operating income rose 3% to $116 million from $112 million last year, and the operating margin remained flat to last year at 10.5%. The tax rate was 27.9% in the quarter as the result of income tax settlements, higher federal tax credits, and tax strategies. Fourth quarter EPS of $0.42 increased 17% from the $0.36 last year.

Now I’d like to spend a few minutes reviewing the year. Our performance in 2015 was exceptionally strong as we executed on our key priorities and ran a much healthier business. Revenue increased 7% to $3.5 billion. AE brand comps rose 7% and Aerie comps were up 20%. Gross profit increased 13% to $1.3 billion, and the gross margin leveraged 180 basis points to 37%. This was primarily due to lower markdowns and rent leverage, partially offset by higher incentive costs.

Selling, general and administrative expense increased 3% and leveraged 90 basis points to 23.7% as a rate to revenue. We managed expenses well throughout the year, which offset higher incentive costs related to strong sales and margin performance. Operating income increased 55% to $320 million, and the operating margin increased 280 basis points to 9.1%. EPS of $1.09 increased 73% from EPS of $0.63 last year. For additional information, please refer to page six.

Now turning to the balance sheet, starting with inventory, which can be found on page 11 of the presentation. We ended the quarter with inventory at cost of 9%, consistent with our expectations and guidance. The increase is primarily due to earlier receipts as we lapped the delays from last year’s port slowdown. Our inventories were well-positioned with clearance units down in the high-single-digits. For 2016, we remain committed to growing inventory at a slower rate than sales and expect to end the first quarter with inventory at cost down in the low-single-digits. We ended the year with $260 million in cash and investments compared to $411 million last year. The decline was due to the $227 million investment in share repurchases. Of this, 14.6 million shares were repurchased during the fourth quarter for a total cost of $212 million.

Capital expenditures totaled $153 million for the year. For 2016, we expect CapEx to be in the range of $160 to $170 million. This includes Aerie and international store growth, enhancements to our digital and omni tool, IT projects, and investments in new concepts as we test and scale Tailgate and Todd Snyder. 2015 store openings were focused on new factory stores, Aerie, and international locations. We also prioritized international licensed stores, ending the year with 141 locations across 22 countries. For the year, we closed 21 AE and 5 old format Aerie standalone locations. Since the beginning of fiscal 2014, the company has closed 102 stores, and we expect to meet our goal of closing 150 stores by the end of fiscal 2016. Supplementary store information can be found on pages 14 through 16.

Now, our first quarter outlook. Based on mid-single-digit increase in comparable sales, we expect first quarter EPS of $0.17 to $0.19. Guidance compares to EPS of $0.15 last year and excludes potential impairment and restructuring charges. Regarding the year, we expect comparable sales to increase at least in the low-single-digits as a result of our merchandising and brand initiatives discussed today. Our average unit retails are expected to Increase primarily due to mix and improved product innovation. And we will, of course, continued to work on reducing markdowns.

We expect our investments in digital to drive further growth in the online channel. In 2016, we will optimize our omni tools to extract further benefits to the business. We expect lower product costs throughout the year, reflecting a favorable external environment and internal sourcing initiatives. As Jay indicated, we will look for opportunities to close additional stores through market consolidation. And as always, we will focus on inventory efficiencies and look for further expense savings. In sum, although we continued to operate in a challenging sector, we are confident we will be able to comp strong results from last year. Thanks. And now, we’ll take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. If you would like to ask a question please press star one on your telephone keypad, a confirmation tone will indicate your line is in the question que, you may press star two if you would like to remove you question for the que. For any participant using speaker equipment, it may be necessary to pick up your hand set before pushing the star key. In the interest of time, please limit your questions to one question and one follow-up question. One moment, please, while we poll for questions. Our first question comes from Brian Tunick from Royal Bank of Canada.

Brian J. Tunick – RBC Capital Markets Analyst: Good afternoon and I’ll add my congrats as well. I guess the question for you, Mary, on the components of gross margin versus your original expectations, can you maybe just break out for us what was going on there, how much was compensation, how much was from the digital, exceeding your plan? And then maybe Chad can talk about what are one or more two specific categories that he thinks he can bring some of the Flex or some of the AUR opportunities to in the near-term? And then finally, just a follow up on the tax rate, maybe just, Mary, give some more color there. What happened versus your plan, and how should we think about the tax rate for 2016?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Okay. In terms of the components of gross margin, there were a multitude of puts and takes across pretty much all lines of the P&L throughout the fourth quarter. As I said earlier, our gross margin rate was flat to last year. We did see higher markdowns, especially in the month of January, as the fourth quarter was very choppy, and that was one of the big differences from where we start – or where we thought we would be when we started the quarter. We also saw some nice – some improvement in our IMU, and some leverage on our rent as well too. But the higher incentive costs clearly impacted the overall gross margin for the quarter.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Brian, this is Chad. In terms of your question on Flex and driving innovation, I think that we’ve already seen some examples of where we’ve already expanded Flex. We have Flex technology now in some of our men’s fleece as well as in our men’s underwear. And we’re one of the leading underwear purveyors in the sector. But I think when we talk about AUR improvement, innovation like Flex, I think, is one way that we can do that, but really it comes down to innovation in creating value for the customer. So it can be – we found success in growing AUR, whether it’s through Flex or Denim X, but also in other fabrics where we lead like Soft & Sexy or in-hand feel or generally overall quality and on-trend appearance to the garment. So, as I look across the categories, I really believe we have an opportunity to add greater value to the product, and therefore grow AUR across most of the categories within the assortment.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: And then, Brian, to answer your question on the tax rate, Q4 was impacted by some tax settlements as well as some work we’ve been doing internally on some tax strategies. But as we look – more importantly, as we look forward to 2016, we expect to be back to a more normalized tax rates in that 36% to 37%.

Operator: Thank you. Our next question comes from Oliver Chen from Cowen & Co.

Courtney Wilson – Cowen & Co. Analyst: Hey, guys. It’s Courtney in for Oliver today. Thanks for taking our question. We were just wondering how we should think about any share buyback cadence throughout 2016?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: We did buyback stock here in the fourth quarter of the year. We saw an opportunity that made sense for us to do that. We’ll ask for a new authorization from our board here coming up shortly, and we’ll evaluate share repurchases as the year goes on. Again, our first priority is to absolutely invest in the business and make sure we’re positioning ourselves for growth, and we’ll look at buybacks opportunistically throughout the year.

Courtney Wilson – Cowen & Co. Analyst: Thanks, Mary, and congratulations again.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

Operator: Thank you. Our next question comes from Lorraine Hutchinson from Bank of America.

Lorraine Maikis Hutchinson - Bank of America Merrill Lynch Analyst: Thank you. I just wanted to get your thoughts on how we should be thinking about gross margin going forward. Was the fourth quarter results below your plan because of these January markdowns and then what kind of opportunities do you see from here?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, definitely, the fourth quarter was impacted by the higher markdowns. But as I look forward into 2016, I’m sorry, into Q1 of 2016, we expect to see growth in our gross margin rate somewhere in that 100 to 150 basis points of improvement. So we’ll get back to kind of where we were the first part, the first three quarters of last year, seeing some nice growth quarter-after-quarter, year-on-year. So expect to see some growth here in Q1.

Lorraine Maikis Hutchinson - Bank of America Merrill Lynch Analyst: And you think that 100 to 150 basis points can continue throughout the rest of the year?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Well, we’re not giving guidance for the rest of the year, but that’s our goal here to continue to drive gross margin improvement.

Operator: Thank you. Our next question comes from Jeff Van Sinderen from B. Riley & Co.

Jeff Van Sinderen - B. Riley & Co. Analyst: Yes. Actually, was just – maybe you can speak a little bit about Roger Markfield’s recent transition to a consulting role, just wondering if there any shifting of responsibilities there and then maybe just touch on – I know Roger built a strong team, but is there anything different this time, I guess, in his sort of diminishing role? And then also maybe you can just touch on, remind us of the potential of Aerie to rollout more units and speak more about the strategy and plans to grow that segment for 2016. Thanks.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Okay. First of all, Roger is like two years older than last time, just a little older. What we did was a year ago, we knew Roger was going to retire, the way his contract was written, and at that time we had Chad and Jen assumed their President’s role. So this time, the big difference is when Roger retires, Jen and Chad have already had a year in that position as a President. Meanwhile, they’ve been here for like for – as far as Jen has been here, for what, eight, nine, ten years, Jen?

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Five years. Do you want me to retire, too?

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: It feels longer actually.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: Thank you.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: But they’ve have already stepped into the role that where in the past when Roger would retire, someone would step in that position and be brand new. They’ve had the experience for the last 12 months being in that position. Second, Roger is on a consulting agreement with us, he’s under contract, and he’s available for Jen and Chad anytime, and for myself too.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: And for the Aerie growth, yeah, I think the core of what’s happening here in Aerie is really this marketing campaign that’s really starting to take hold. The #AerieREAL campaign is – it’s so authentic and it’s really resonating with this young woman today. So starting from there, and then we’ve tested four smaller store formats that are highly successful. We’re really pleased with the productivity we’re seeing and we’re comping in smaller square footages in same malls and the productivity is up roughly 60% in those formats.

So we’re excited to grow a smaller footprint and, of course, grow in the side-by-side. We’ve seen really nice results as we attach our shelves to the AE box as well, leveraging the operations and their customer base. So that’s been fabulous.

And then the digital growth, that has been really something that’s really unlocked the growth for this brand right now. Speaking to the customer with the #AerieREAL campaign, touching all the social points and engaging with her is driving traffic to the site, and we’ve seen really nice results with that. And, certainly, as AE grows internationally, we will jump on the bandwagon where we can and open up in stores primarily in the AE box.

Operator: Thank you. Our next question comes from Janet Kloppenburg from JJK Research. Ms. Kloppenburg…?

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Janet, are you there? We can’t hear you.

Janet J. Kloppenburg - JJK Research Analyst: Can you hear me now?

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: No. Slightly.

Janet J. Kloppenburg - JJK Research Analyst: Can you hear me now?

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Yeah.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Oh, yeah.

Janet J. Kloppenburg - JJK Research Analyst: Okay. So I was wondering if, Chad, you could contrast the guidance for gross margin for the year to what happened in the fourth quarter. Was it just weather and regular holiday heightened promotion, or was there some merchandising misstep that took place that you have corrected quickly? I think that would be interesting for us all to understand. And I was also wondering if you could give us some highlights on the fashion direction that is motivating your strong comps here in the first quarter. And, Jen, just if you could highlight new product categories that you’re introducing in Aerie that could help your comp momentum to be sustained. Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi, Janet. It’s Chad.

Janet J. Kloppenburg - JJK Research Analyst: Hi.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: When we look at Q4, we’ve been doing a lot of hindsighting around what happened. I think that there were a lot of macro headwinds that impacted us, as we said. I think weather was a big factor. I think the highly promotional environment during the quarter I think has really, has become a challenge. And the way we’re feeling about it, so I think that there were some categories that were impacted by the weather, but I wouldn’t say that broadly we had merchandising issues that were – that caused a little bit less momentum in the quarter than we had seen in the rest of the year.

We’re really feeling like Q4 was an anomaly. We’ve seen – we’re really happy with the results in Q1 so far. It’s still early days. But back to Q4, I think we’ve been doing a lot of hindsighting, and we have plans for next year to try to make sure that we can – expecting another challenging environment – promotional environment, we want to make sure we can maximize the quarter in Q4 of 2016, and we’re already taking steps to make sure that we’ll have a…

Janet J. Kloppenburg - JJK Research Analyst: Do you think that you’ll be able to be less promotional in the first quarter, Chad, than you were in the fourth quarter and perhaps versus last year?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: I think as we begin to lap year-over-year of fewer promotions, I think the decrease in promotions will seem less dramatic than it’s been.

But we do continue to plan to be less promotional and to spend fewer markdowns than prior years. Part of that will be through, we continue to be focused on inventory control. Part of that will be, I think we’re continuing to see more on-target merchandise. We – as always, we’re leading with our world-class bottoms assortment, and receptivity to that so far in the quarter has been very strong. So I think it is our goal to reduce markdowns and promotional activity, but I don’t think you’ll see the same sort of rate of decrease that we saw last year.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: And for Aerie, we launched a new fit category in January and saw really nice results. So we’ll continue to scale that, particularly online. We loved what we saw there in January. It was a great launch. And novelty bralettes, that’s been a huge category for us. It’s been incremental. But we think that there is expansion in all categories in bras because it’s incremental, which we love. So we will continue to look for technology similar to what AE does. I just got out of a spring kickoff meeting where we have a lot of great ideas in the hopper that we’re really excited about, and I look forward to next year already because we have to continually comp year-over-year. Beauty is another idea that we’re getting behind. We’re dabbling in it only right now, but we made some strategic hires to start to really think about that category and how Aerie would address it. And we always are looking for new opportunities. Lounge has done extremely well, so our soft dressing categories, and we’ll continue to expand that.

Operator: Our next question comes from Paul Lejuez from Citigroup.

Paul Lejuez - Citi Research Analyst: Hey. Thanks, guys. You mentioned the Aerie customer base I think was up 12%. Do you have that same metric for the American Eagle brand? And then just curious about how we should think about AUR growth throughout the year as you try to take AURs up a little bit. Is that more of a second half opportunity versus the first half? If you could maybe just discuss the progression of that. Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, I will start with the AUR. I think the work that Chad and Jen have done on innovation and finding the right value proposition with our customer will continue to help us see some growth in AUR, probably kind of low-single-digits, in that kind of range. As Chad mentioned, our opportunity for reduction in markdowns becomes less and less, although I think there’s still some efficiency to be had in markdowns. But we do see an opportunity to improve AUR as we pace through 2016.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: In terms of the customer file for AE, we actually saw a decline in the customer file in the single-digits to the year prior. I think part of that is we’re seeing that the business is still growing. Part of that is, I think, customers who are finding – most customers are responding to the value we’re putting in the product and I think some customers are leaving the file as the AUR has increased slightly. However, that said, part of our real focus on having this marketing campaign and working with external agency is a determination to get that file back to growth. So I think we have an opportunity to add new to file, also to retain customers in the file as we go forward.

Paul Lejuez - Citi Research Analyst: And did you say it was down low-single-digits or single-digits?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Single-digits.

Paul Lejuez - Citi Research Analyst: So down more than low? Or can you give us any more specifics there?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: No, we’re not going to be more specific.

Operator: Thank you. Our next question comes from Dorothy Lakner from Topeka Capital Markets.

Dorothy Senghas Lakner - Topeka Capital Markets Analyst: Thanks, and good afternoon, everyone. Congratulations on a nice finish to a great year. I wondered if you could talk a little bit more about just where you see key opportunities in product both for the AE brand and the Aerie brand. Just where do you think the most opportunity is this year, and also just on the men’s side talk a little bit about how Todd Snyder is helping you raise the bar on the men’s side of the business. Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, I think for product, believe it or not, I still believe we have a ton of opportunity in bottom. We are best-in-class, I think best even beyond class in what we do in bottoms, and I think as people continue to gain that message, we continue to see a growth in momentum there. I think we still have bigger opportunities across the fashion categories of women’s tops and dresses. We’ve seen strong receptance there over the last year and into this first quarter. And I think in men’s, we’ve gotten – we’re transitioning the assortments there. I think we’ve had primarily good success, as we said, in knits and wovens. I think what Todd brings is a fresh perspective and, clearly, the creative vision of a world-class men’s designer. He’s helping the men’s assortment in terms of from a conceptual point of view and really helping to provide some creative vision for the brand, and I think that will expand as we go through the year. And he’s also helping to work on some of the marketing campaigns, just how we’re looking at the brand in total. So it’s been fantastic to have him as a partner and on the team, and I look forward to what he’ll contribute.

Jennifer Foyle – American Eagle Outfitters, Inc. – Global Brand President – aerie: And I think for Aerie, just slightly repeating what I said before, we really just want to increase our AUR. We want to grow our business and innovate the product along with that. So as we continue to innovate, we believe that we have new opportunities in all of our product categories, and that’s really our approach.

Operator: Our next question comes from the Neely Tamminga from Piper Jaffray.

Neely J. N. Tamminga - Piper Jaffray & Co Analyst: Great. Good afternoon. Just wondering if you guys could help us out a little bit more on the mobile initiatives, some more details, maybe timing of the deployment? Are the friction points that you guys are solving this year more around consumer navigation and conversion? Or is it really kind of deploying some of that omni-channel apps more in-house to improve the flow of inventory? And just a housekeeping question, Mary. What are you expecting for D&A given all of this investment in IT for 2016? Thanks.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Do you want to answer that one?

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Yeah, sure. Hey, Neely, it’s Michael Rempell. I’ll take your question on mobile.

Neely J. N. Tamminga - Piper Jaffray & Co Analyst: Thank you.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: We had very nice growth last year in mobile. Like many other retailers, we’re starting to see more than half our traffic come through mobile, and our sales increased last year almost 100% on mobile. What I’m really excited about, though, is we’re in the process of launching our new mobile responsive site, which is the website designed for mobile devices first. And it’s still early. It’s going to be done by the end of this quarter. But we’re seeing very nice results, including a nice increase in conversion for customers who are coming to us through mobile devices. So I imagine we’ll have more to say on the second quarter call, but we have lots of good momentum there. The other thing we did last year was really enhanced our native mobile apps, so the AE and Aerie apps that run on Apple devices and Android devices, and saw incredible growth. So the apps have been very well received by customers. They’re highly rated. They’re winning awards. And the team’s done a great job enhancing them.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: And then in terms of depreciation for the year, we’ll probably pace at around $40 million a quarter for the year.

Operator: Our next question comes from Lindsay Drucker Mann from Goldman Sachs.

Lindsay Drucker Mann - Goldman Sachs & Co. Analyst: Hi. Thanks. Hi, everyone. I had two questions. First of all, you talked about international is an important initiative for 2016. I was wondering if you could give any more detail on store strategy, your franchisee strategy, new e-commerce platforms, just how you’re looking to drive that business and some of the strategic investments you’re making. And then secondly, Michael, maybe you could give a bit more detail on the AUC outlook for this year as it compares to fourth quarter of 2015? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: I’ll take the store and e-commerce question. So we look to continue to grow in a three-pronged approach, owned and operated stores, probably primarily focused in Mexico with a handful of stores elsewhere around the world. We are also focusing on our digital channel as well, too. We launched our U.K. site here the fall of last year. We expect to move that outside the U.K. later in the year and continue to look at opportunities to launch the site in other European countries here as well. And, of course, we continue to look at franchise opportunities around the world. I think the team’s done an amazing job of building that business here over quite a few years, and we’ll continue to look for those opportunities.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: And on the sourcing side, Lindsay, the team’s done a great job taking advantage of what’s happening in the marketplace today, so weak demand, the strong currency that we have, and relatively inexpensive raw materials have helped us pretty significantly improve our costs. Mary alluded to the IMU increases that we’re seeing, but we expect there’ll be 100 basis points to 150 basis points in the first half of the year, and it’s a little early to tell, but I would imagine it’s something like 100 basis points of IMU improvements in the back half of the year. And that, all that being said, our number one number priority is investing into the product, so driving the innovation, the quality, the details, the washes, et cetera, that Chad was talking about before. So we feel like we’re getting the best of both worlds: we’re getting better costing and more significantly upgrading product as we go.

Lindsay Drucker Mann - Goldman Sachs & Co. Analyst: Great. Thank you.

Michael Rempell – American Eagle Outfitters, Inc. – Chief Operating Officer: Sure.

Operator: Our next question comes from Betty Chen from Mizuho Securities.

Betty Chen - Mizuho Securities Analyst: Thanks. Good afternoon, everyone. Congrats on the fourth quarter. I was wondering if you can talk a little bit, Mary, about it looks like for the first quarter, the implied SG&A is for some decent leverage there. Can you talk about some of the puts and takes in SG&A for first quarter for interpreting that correctly and how that may continue for the balance of the year? And then housekeeping, given the share buyback activity in Q4, what’s the proper share count that we should be using? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Okay. In terms of SG&A for Q1, from a dollar perspective, we expect it to be up a bit from Q1 of last year but we certainly are targeting to leverage SG&A. And I would say that’s our philosophy honestly for the balance of the year is to continue to leverage SG&A, work hard on expense reductions to help offset any growth in our fixed expense, and manage through the variable piece of that. In terms of outstanding shares for the year, it’s about 184 million shares.

Betty Chen - Mizuho Securities Analyst: Thank you. Best of luck.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

Operator: Our next question comes from John Morris from BMO Capital.

John Dygert Morris - BMO Capital Markets Analyst: Thanks. Congratulations, everybody, on a great quarter and year.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

John Dygert Morris - BMO Capital Markets Analyst: Mary, a quick follow up on that. I was just thinking about that, on the SG&A question, the marketing spend, maybe give us a little bit of color for how that’s going to compare for next year versus last year, whether or not we should be taking into account any kind of cadence given, I guess, the launch of this campaign in the fall. Is there a particular quarter whether that we might see a little bit more of an impact? And maybe talk a little bit about, I guess, where that marketing – what kind of mediums or media will we be looking at? Is it really primarily social marketing? I guess it’s probably in-store and social marketing primarily. What’s kind of the execution there look like?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, in terms of marketing spend, it will be up versus last year. And there’s really truly two components of it. One is what we call our performance marketing in the digital space that is driving a nice return to our business, and you’ll see that increase pretty much over every quarter of the year. We saw good results of that last year, so we’re continuing to fuel that fire with dollar investments. In terms of the campaign, it is definitely the back half of the year. Too early to provide much detail on that as the team is still working through it.

John Dygert Morris - BMO Capital Markets Analyst:And just a follow up, when we were talking – you were talking about testing and scaling Tailgate and Todd Snyder over the course of the year. Can you give us a little bit more color, elaborate on what you mean by scaling? What should we expect to see?

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, for 2016, I mean, the impact of both brands is really not material. As Chad mentioned, we opened up a second Tailgate store here recently. We’ll look to do perhaps a handful of stores this year depending on the real estate availability. But I think what’s most important here is that we do test and scale and we’ll learn a lot from the first handful of stores that we open, and we’ll make any adjustments or corrections based on what we learn, and assuming that we see really good results, which we’re confident we will, we’ll put fuel on that fire as we go into next year.

Operator: Our next question comes from Adrienne Yih from Wolfe Research.

Adrienne Yih Tennant - Wolfe Research Analyst: Good afternoon. Can you hear me?

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Yes.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yes.

Adrienne Yih Tennant - Wolfe Research Analyst: Great. Congrats on the momentum heading into the first quarter. I was wondering if you could talk about – Chad, if you could talk about the reception to the spring transition flows which sounds positive. And then for Mary, can you just give us any color on what your plans are for any minimum wage increase, any pressure that you’re feeling there? And of the 100 to 150 basis point expansion, how much of that should we expect to come from lower AUC versus higher AUR? Thank you very much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi. Yeah, so I don’t want to go into too many specifics on Q1 other than just to say, as I said a little earlier, it really feels like Q4 has been an anomaly. It feels like we’re back with momentum we had through most of 2015 in terms of the product and the reception. We continue to see that our bottoms are just dominant within the marketplace and nice momentum there. And I think we’re seeing both in men’s and women’s some nice sales across tops and other fashion categories. So, so far it’s been a broad-based acceptance to the assortment is what I would say, and we’re pretty excited about how the business is going. It’s early days. Easter is a couple weeks away, but we’re pretty excited so far.

Adrienne Yih Tennant - Wolfe Research Analyst: Fantastic.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: On the minimum wage increase, obviously, we’re seeing pressure like everybody else on that front. What I would say, though, the teams are doing a pretty nice job of trying to find productivity opportunities to mitigate some of that increase. So, at this point, it doesn’t appear to be horribly material this year, but we’ll keep you posted as the year moves on. And then in terms of gross margin, without getting into the detail, it’s probably more AUC driven than AUR driven. We do see opportunity in AUR, as I mentioned earlier, but I think the clear opportunity for 2016 is around AUC.

Adrienne Yih Tennant - Wolfe Research Analyst: Okay. Great. Best of luck.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Thank you.

Operator: Thank you. Our next question comes from Simeon Siegel from Nomura Securities.

Simeon A. Siegel - Nomura Securities International Analyst: Great. Thanks. Hi, guys. Good afternoon. Can you talk about the factory channel? The comp declines have leveled off there, so how’s the profitability and the productivity versus the full-price at this point? And then just, Mary, given the moving pieces, any color on just what the merch margin expectation should be for the year? And then just lastly, a quick clarification, sorry. The Q4 one-time gain from the Warrendale DC sale, did you say how much that was? Thanks.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Okay. In terms of the factory channel, yeah, we’re seeing a nice improvement there in the comps of the factory channel. Profitability is still good in the factory channel and productivity, and it is above the mainline channel productivity and profitability. So still seeing a nice spread between the two. I think – the 2016 merch margin question, I’ll just answer that from a gross margin perspective. We expect to see continued improvement in gross margin as the year progresses, Q1, 100 to 150 basis point improvement, and we expect to see improvement as the year goes on.

The one-time gain from the Warrendale DC sale was about $9 million. What I would say, though, that if you look at the year in total, 2015, with all the transition costs between the old DC, the new DC, depreciation, et cetera, et cetera, the net impact for the year is something more like $3 million. So lots of transition that happened last year between the two DCs.

Simeon A. Siegel - Nomura Securities International Analyst: Great. Thanks a lot, guys, and good luck for the year.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Thank you.

Operator: Our next question comes from Kimberly Greenberger from Morgan Stanley.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Hello, Kimberly?

Kimberly Conroy Greenberger - Morgan Stanley & Co Analyst: Sorry about that. Thank you. Sorry, I was on mute there. I just wanted to ask two questions, if I could. I’m not quite getting the comp metrics to add up to the total comp. I think you said that traffic was positive, maybe perhaps conversion was negative? But if you could just reconcile how to get to the 4% comp with the different comp metrics, that would be super helpful.

And then I wanted to just ask about the gross margin. I know that at the beginning of Q4, the 150 basis point increase for Q4 looked very much within reason. It ended up not working out like that, and so I’m wondering what is it about the first quarter or the rest of 2016 that gives you confidence that you can hit that 100 to 150 basis points targeted increase? Thank you so much.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Yeah, so for Q4, I think the story here is we did see an improvement in conversion, but obviously, traffic was a bit challenged here in Q4. So I think that might be the piece of reconcilement for you.

In terms of gross margin and the confidence around gross margin here in Q1 versus Q4, as Chad said earlier, it really does feel like Q4 was a bit of an anomaly with the external factors that happened and the later shopping and our flow-through here in January. As I look at Q1, the guidance of gross margin up 100 to 150 basis points. We do see AUR improvement. We do, more importantly, see improvement in our IMU. We’re really starting to see that flow through. And we’ll see that as the year progresses as well, too. So it gives us confidence that we should be able to post a nice improvement in gross margin here quarter-after-quarter.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: I’ll say we have time for one more question, please.

Operator: Thank you. Our last question comes from Anna Andreeva from Oppenheimer.

Anna Andreeva - Oppenheimer & Co Analyst: Great. Thanks. Good afternoon, guys. So happy to have made it. I guess I was hoping we could talk about some of the ticket increases that you’re seeing in the spring product thus far versus last year and what kind of elasticity have you seen in terms of price? And a follow-up, just on the gross margin guide for 1Q as well, just curious, what kind of a promotional environment you guys are embedding either in the near-term or as we go through the year? And any changes you’re seeing in the competitive set? Thanks.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah, I think in terms of the ticket pricing and AUR increases that we’re seeing in Q1, I don’t think we’re seeing any resistance at this point. It’s really – it’s all driven primarily by either innovation, like the Flex shorts in men’s, continued rollout of Flex in denim, and a far expanded assortment of Denim X in women’s shorts. Other categories like dresses, we have better fabric, better fashion. The customer is recognizing all of this as a good value for her or for him. And I don’t think we’re seeing – I don’t think that’s a headwind or a challenging reception of the product. In terms of promotional cadence, as I said earlier, it is our goal to be less promotional in Q1 than a year previously.

And that’s how our plans sit today. I mean that’s how the momentum we’re seeing in the business is consistent with that so far. So I think that we’ll be able to do that. It does seem like – from the mall environment, it does seem like some others are starting to be or attempting to be a little less promotional as well, which I think can only be a win for us. So I feel optimistic that with the product that we have, with the reception we’re seeing so far, and with the already less promotional stance we’ve taken that it looks good.

Anna Andreeva - Oppenheimer & Co Analyst: Thanks so much. Best of luck, guys.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Thank you.

Mary Boland – American Eagle Outfitters, Inc. – CFO and Chief Administrative Officer: Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Anna.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: That concludes our call today. Thanks for your participation.

Operator: Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.